EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement Nos. 333-36856, 333-82486, 333-115633, 333-115634, 333-150680 of Enterprise Products Partners L.P. on Form S-8; (ii) Registration Statement No. 333-145709 of Enterprise Products Partners L.P. and Enterprise Products Operating LLC on Form S-3; and (iii) Registration Statement No. 333-142106 of Enterprise Products Partners L.P. on Form S-3 of our reports dated March 2, 2009, relating to the financial statements of Enterprise Products Partners L.P. and the effectiveness of Enterprise Products Partners L.P.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Enterprise Products Partners L.P. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 2, 2009